                                                                   EXHIBIT 10.12



                              CONSULTING AGREEMENT


         This Consulting Agreement (this "AGREEMENT") is entered into this 8th day of January, 2001 by and between Richard G. Richmond ("CONSULTANT") and Young Innovations, Inc., a Missouri corporation (the "COMPANY").

         WHEREAS, Consultant desires to provide consulting services to the Company and the Company desires Consultant to provide such services; and

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the parties hereto agree as follows:

         1.   Consulting Arrangement.


              (a) Consulting Services. Consultant agrees to perform consulting and advisory services and related duties as may be requested by the Company or any of its affiliates from time to time in connection with the Company's business (collectively, the "SERVICES"), including the following:

                     (i) managing the Company's relationship with International Assembly, Inc.

                     (ii) providing technical, training and manufacturing assistance; and

                     (iii)   visiting customers and suppliers of the Company.

              (b) Place of Performance. The principal place for performance of the Services shall be at the Company's headquarters or via telephone, facsimile or e-mail. Consultant may be obliged, from time to time, and for reasonable periods of time, to travel in the performance of the Services, including travel to Mexico and elsewhere.

              (c) Commitment. During the Consulting Term and in accordance with the Company's request for Services, Consultant shall devote approximately seven (7) days per month to providing Services.

              (d) Consulting Fee. During the Consulting Term, the Company shall pay to Consultant a monthly fee of SEVEN THOUSAND THREE HUNDRED SIXTY SEVEN DOLLARS ($7,367.00), payable on the last business day of each month; provided, however, that the amount to be paid to Consultant for the first month of the Term shall be $5,465.84.

              (e) Expenses. Consultant is authorized to incur reasonable expenses in connection with the performance of the Services; provided, however, that any expenses which are not in the ordinary course shall be subject to the prior written approval of the Company's Chief Financial Officer. The Company will reimburse Consultant in a timely manner at least monthly for all such expenses upon presentation of an itemized written accounting therefor (together with such vouchers and other verifications as the Company may require). The

Company shall not reimburse Consultant for expenses which have not been approved in advance by the Company's Chief Financial Officer.

              (f)    Term.

                     (i) The term of this Section 1 shall commence January 8, 2001, and shall continue through December 31, 2001 (the "CONSULTING TERM") unless otherwise terminated pursuant to this Section 1(f).

                     (ii) Either party may terminate this Section 1 upon 90 days written notice to the other party.

                     (iii) Upon the termination of this Section 1, the Company shall pay to Consultant the consulting fees and expenses due to Consultant as accrued to the date of such termination. The obligation of the Company for the payment of any further consulting fees or expenses shall automatically cease upon such termination, and Consultant or Consultant's personal representative shall have no claim against the Company for compensation for loss of engagement or otherwise in respect thereof.

                     (iv) All obligations of the Company and rights of Consultant under this Section 1 shall cease upon any termination of this Section 1, except as otherwise provided herein. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 2, 4 and 10 shall survive any termination of this Agreement and shall remain in full force and effect.

         2.   Nondisclosure and Noncompetition.


              (a) Consideration and Acknowledgements. Consultant acknowledges and agrees that the covenants described in this Section 2 are essential terms of this Agreement and that this Agreement would not be entered into by the Company in the absence of the covenants described herein. Consultant acknowledges and agrees that the covenants set forth in this Section are necessary for the protection of the business interests of the Company. Consultant further acknowledges that these covenants are supported by adequate consideration as set forth elsewhere in this Agreement, that full compliance with these covenants will not prevent Consultant from earning a livelihood following the termination of Section 1, and that these covenants do not place undue restraint on Consultant and are not in conflict with any public interest. Consultant acknowledges and agrees that the covenants set forth in this Section 2 are reasonable and enforceable in every respect under applicable law.

              (b) Term. The covenants set forth in this Section 2 shall remain in force for a period commencing on the date hereof and ending on January 8, 2003 (the "NON-COMPETE PERIOD").

              (c) Definitions. As used in this Section 2, the following terms have the following meanings:

                     (i) "COMPANY" shall mean Young Innovations, Inc., including any parent, subsidiary or affiliate as of the date of this Agreement or at any time during the Non-compete Period.

                     (ii) "CONFIDENTIAL INFORMATION" shall include any and all information not generally available to the public through legitimate means regardless of any past, current or anticipated future business, product, system, service, process, or practice of the Company, as well as any and all information relating to Consultant's business, research, development, purchasing, accounting, advertising, marketing, manufacturing, merchandising and selling. Confidential Information includes but is not limited to information that may constitute a "trade secret" under applicable law.

                     (iii) "COMPETING BUSINESS" means any product, system, service, process or practice produced, provided, marketed or sold anywhere in the geographic area where the Company is then conducting any business by any person or entity other than the Company which competes directly or indirectly with any product, system, service, process or practice produced, provided, marketed, sold, or under development by the Company at any time during Consultant's employment.

                     (iv) "COMPETING ORGANIZATION" means any person or entity which is engaged in, or is planning to become engaged in research, development, production, manufacturing, marketing or selling of a Competing Business within the area in which the Company is then conducting any business or has affirmative plans to conduct business while these covenants are in effect.

              (d) Non-Disclosure of Confidential Information. Except as necessary to perform the Services, Consultant agrees not to use any Confidential Information, or disclose any Confidential Information to any person or entity, either during or at any time after termination of Section 1, without the Company's prior written consent, unless required to do so by a court of competent jurisdiction, or by an administrative or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information.

              (e) Non-Competition. Consultant agrees that during the Noncompete Period, Consultant will not render services to, give advice to, become employed by or otherwise affiliate with, directly or indirectly, any Competing Organization, nor will he (on behalf of himself or any other person or entity) engage directly or indirectly in any Competing Business, unless otherwise agreed to in writing by the Company.

              (f) Non-Inducement. Consultant agrees that during the Noncompete Period, he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Section 2 if such activity were carried out by Consultant. Consultant also specifically agrees that during the Noncompete Period he will not directly or indirectly induce any other employee of the Company to leave the employ of the Company or to carry out, directly or indirectly, any such activity that would be prohibited by the provisions of this Section 2 if such activity were carried out by Consultant; provided, however, that Consultant shall not be in violation of this provision if an employee of the

Company decides to join the new employer of Consultant if Consultant did not intentionally direct or solicit such employee to leave.

              (g) Inventions and Patents. Consultant agrees to promptly and fully disclose in writing and does hereby assign to the Company every invention, innovation, copyright, or improvement made or conceived by Consultant during the period that he provides Services that relates directly or indirectly to his engagement with the Company pursuant to this Agreement. Consultant further agrees that both during and after this Agreement terminates, without charge to the Company but at the Company's expense, he will execute, acknowledge and deliver any documents, including applications for Letters Patent, as may be necessary, or in the opinion of the Company, advisable to (i) obtain, enjoy and/or enforce Letters Patent for those inventions, innovations or improvements in the United States and in any other country; (ii) obtain, enjoy or enforce the right to claim the priority of the first filed patent application anywhere in the world; or (iii) vest title in the Company and its successors, assigns or nominees. Additionally, Consultant agrees that for a period of one (1) year after termination of Section 1, any invention, development, innovation, or improvement within the scope of this Section 2 shall be presumed to have been made during his retention as a consultant pursuant to this Agreement by the Company. Consultant shall have the burden of clearly and convincingly establishing otherwise. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Consultant's own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Consultant for the Company.

              (h) Enforcement of These Covenants. Consultant acknowledges that full compliance with all of the covenants set forth in this Section 2 is necessary to enable the Company to do business with its customers and suppliers and to prevent damage to the Company for which there will be no adequate remedy at law. In the event of a breach of any of these covenants, Consultant therefore acknowledges and agrees that the Company shall be entitled to injunctive relief and the Company shall further be entitled to such other relief, including money damages, as may be deemed appropriate by a court of competent jurisdiction. In the event of a court action based upon an alleged breach of any of these covenants, the prevailing party (as determined by a court ruling on the merits of the dispute) will be reimbursed by the other party for reasonable attorneys' fees and costs incurred as a result of the dispute. If any court should at any time find any one of these covenants to be unenforceable or unreasonable as to scope, territory or period of time, then the scope, territory or period of time of the covenant shall be that determined by the court to be reasonable, and the parties hereby agree that the court has the authority to so modify any of these covenants as necessary to make the covenant enforceable.

              (i) Existence of Other Obligations. Consultant represents and warrants that he is not currently subject to any contractual or other obligations to any former employer or other entity, including but not limited to obligations not to use or disclose confidential information, or to refrain from competing with any person or entity.

              (j) Waiver. Consultant agrees that the Company's failure to enforce any of the covenants of this Section 2 in any particular instance shall not be deemed to be a waiver of the covenant in that or any subsequent instance, nor shall it be deemed a waiver by the Company's of any other rights at law or under this Agreement.

              (k) Breach. Consultant agrees that any breach of Section 2 above will result in irreparable damage to the Company for which the Company will have no adequate remedy at law, and, therefore if such a breach should occur, Consultant consents to any temporary restraining order, a preliminary or permanent injunction or any other form of equitable relief or decree of specific performance by any court of competent jurisdiction in favor of the Company enjoining any such breach, without prejudice to any other right or remedy to which the Company shall be entitled. It is further agreed that the existence of any claim or cause of action on the part of the Consultant against the Company, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement provisions of Section 2 of this Agreement. In the event that any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its scope such provisions shall be interpreted, modified or rewritten to include as much of the scope set forth in Section 2 as will render such restrictions valid and enforceable. Each of the covenants herein shall be deemed a separate and severable covenant. In the event Consultant breaches any provision of this Agreement, the Company shall be entitled to recover all costs of enforcement, including reasonable attorneys' fees. It is the desire and intent of the parties that the provisions of Section 2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, a court of competent jurisdiction is directed to modify any provision to the extent necessary to render such provision enforceable.

         3. Payment. Assuming that Consultant is not in breach of Section 2, the Company will pay Consultant an aggregate of $168,174, to be paid in 12 equal monthly installments of $14,014.50 each in connection with the obligations of Consultant set forth in Section 2 (the "NONCOMPETE PAYMENTS"). The Noncompete Payments shall be paid on the last business day of each month commencing January 31, 2001 and ending December 31, 2001.

         4. Status. The relationship of Consultant to the Company shall be that of an independent contractor and nothing in this Agreement shall be deemed to create any employment relationship between the Company and Consultant. Consultant shall not in any way obligate or create liability on the part of the Company or any of its affiliates without the Company's prior written consent. Nothing contained in this Agreement shall be construed to constitute Consultant as the employee or agent of the Company, nor shall Consultant have any authority to bind, contract for, or act on behalf of the Company or any of its affiliates.

         5. Employment Agreement. Consultant and the Company hereby agree that the Employment Agreement between Consultant and the Company dated October 25, 1999 (the "EMPLOYMENT AGREEMENT") is hereby terminated effective January 8, 2001 and that the Employment Agreement shall thereafter be null and void and of no further force and effect. More specifically, the Company shall have no obligations to pay any amounts to Consultant pursuant to Sections 4 and 6 of the Employment Agreement. In connection with the foregoing, Consultant hereby resigns as an officer and employee of the Company and each of its subsidiaries. In addition, Consultant hereby resigns as a director of each subsidiary of the Company; provided, however, that Consultant shall continue to be a director of International Assembly, Inc. Neither the Company nor the Consultant shall have any liability or obligation
                                       5
under the Employment Agreement following termination of the Employment Agreement except that Consultant shall continue to be subject to the obligations under Sections 6(f) and 8(a), (b), (c), (d), (g), (h) and (j) of the Employment Agreement. Consultant hereby irrevocably and unconditionally, fully and forever acquits, releases and discharges and agrees to hold harmless the Company and its affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "RELEASED PARTIES") from any and all present and future claims, actions, causes of action, suits, charges, complaints, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity (the "CLAIMS") which the Consultant and its heirs, beneficiaries, executors, trustees, administrators, successors and assigns in any capacity can, shall or may have against the Released Parties; provided, however, that this Release does not release the Company from any obligations or claims under this Agreement or with respect to any outstanding stock options of the Company granted to Consultant. The foregoing includes all Claims that now exist or may hereafter accrue based on matters now unknown as well as known, and matters unanticipated as well as anticipated, in any way whatsoever, including Claims directly or indirectly resulting or causing to result from the status of the Consultant as a shareholder, creditor, officer, employee, agent or representative of the Company.

         6. Complete Agreement; Rules of Construction. Except as specifically set forth in Section 5, this Agreement contains the full and complete understanding of the parties hereto with regard to the subject matter contained herein. Except as specifically set forth in Section 5, no other agreements or undertakings of the parties shall in any manner limit or alter the nature and scope of the terms hereof unless in writing duly executed by both parties and expressly providing that the same shall be controlling over any conflicting terms contained herein. The word "INCLUDING" shall mean including, without limitation. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7. Assignment. This Agreement is personal as to the rights and interests of Consultant, and as such, Consultant may not assign or transfer his rights, duties or obligations under this Agreement, in whole or in part, without the prior written consent of the Company. This Agreement shall be binding upon and will inure to the benefit of the successors of the Company and may be assigned or transferred by the Company, in whole or in part.

         8. Severability. Subject to Section 2(k), in the event that any portion, provision, paragraph, sentence, or word of this Agreement shall be found to be invalid or unenforceable by a court of competent jurisdiction, the Agreement shall be deemed amended to delete therefrom such portion, provision, paragraph, sentence or word adjudicated to be invalid or unenforceable; such amendment shall have no effect upon the validity or enforceability of the balance of this Agreement and such amendment is to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

         9. Waiver. The failure of the Company to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         10. Jurisdiction; Service of Process. Each of the parties hereto agrees that any action or proceeding initiated or otherwise brought to judicial proceedings by either Consultant or the Company concerning the subject matter of this Agreement shall be litigated in the United States District Court for the Eastern District of Missouri or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Missouri (the "COURTS"). Each of the parties hereto expressly submits to the jurisdiction and venue of the Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to his or its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless of whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); provided that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at his or its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon him or it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to him or it. Each party hereto waives any claim that the Courts are an inconvenient forum or an improper forum based on lack of venue or jurisdiction. Except as specifically provided in this Agreement, each party shall bear its own costs and attorneys' fees incurred in connection with any such actions or proceedings.

         11. Governing Law. This Agreement shall be governed as to its validity and effect by the internal laws of the State of Missouri, without regard to its rules regarding conflicts of law.

         12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail, Federal Express, etc.) or sent by facsimile transmission with confirming copy sent by overnight courier and a delivery receipt obtained and addressed to the intended recipient as follows:

              If to the Company:

              Young Innovations, Inc.
              2401 Harnish Drive, Suite 100
              Algonquin, IL 60102
              Attention:  Arthur L. Herbst, Jr.
              Telephone No.: (847) 458-5405
              Facsimile No.: (847) 458-6257


              With a copy to:

              McDermott, Will & Emery
              227 West Monroe Street
              Chicago, IL  60606
              Telephone No.:  (312) 984-6957
              Facsimile No.:  (312) 984-3669
              Attn:  John P. Tamisiea


        If to Consultant:

              Richard G. Richmond

              -------------------
              -------------------
              -------------------
              Telephone No.:
                            --------------------
              Facsimile No.:
                            --------------------


        With a copy to:

              -------------------
              -------------------
              -------------------
              Telephone No.:
                            --------------------
              Facsimile No.:
                            --------------------


Any party may change its address or add or change parties for receiving notice by giving the other party notice in the manner set forth above.

         13. Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.


                                      * * *

              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

                                  YOUNG INNOVATIONS, INC.


                                  By:
                                     -------------------------------------------
                                  Title:
                                        ----------------------------------------


                                  ----------------------------------------------
                                  Richard G. Richmond